Exhibit 10.8

AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT made and entered into by and between Dunkin’ Brands, Inc. (the “Company”), a Delaware corporation with its principal place of business at Canton, Massachusetts, Dunkin’ Brands Group Holdings, Inc. (“Holdings”), a Delaware corporation, and Jon Luther (the “Executive”), effective as of December 31, 2008.

WHEREAS, the operations of the Company and its Affiliates are a complex matter requiring direction and leadership in a variety of arenas, including financial, strategic planning, regulatory, community relations and others;

WHEREAS, the Executive is possessed of certain experience and expertise that qualify him to provide the direction and leadership required by the Company and its Affiliates;

WHEREAS, the Executive has been employed by the Company and Holdings pursuant to a written employment agreement dated as of March 1, 2006 (the “March 2006 Employment Agreement”), which document superseded the Executive’s previous written employment agreement with Allied Domecq plc (“Previous Employment Agreement”); and

WHEREAS, the Company and the Executive desire to make certain amendments to the March 2006 Employment Agreement for purposes of compliance with Section 409A of the Internal Revenue Code of 1986, as amended from time to time, and guidance issued thereunder, including exemptive and transition relief provisions (“Section 409A”);

NOW, THEREFORE, pursuant to Section 19 of the March 2006 Employment Agreement and in consideration of the foregoing premises and the mutual promises, terms, provisions and conditions set forth in this Agreement, the parties hereby agree:

1. Employment. Effective as of December 31, 2008 and subject to the terms and conditions set forth in this Agreement, the Company hereby offers, and the Executive hereby accepts, continued employment.

2. Term. Subject to earlier termination as hereinafter provided, the Executive’s employment hereunder commenced on March 1, 2006 and shall be for a term of five (5) years, provided that such term automatically extended for an additional year on March 1, 2007 and March 1, 2008 and shall automatically extend for an additional year on each anniversary of March 1, 2008 hereafter. Notwithstanding the foregoing, either party may terminate the employment term on any renewal date by providing the other with at least six (6) months prior written notice, provided that if the Company elects not to renew the term hereof, the Executive shall be deemed to have been terminated by the Company Other than for Cause in accordance with Section 5(d), with such termination taking effect upon expiration of the then-current term. The term of this Agreement is hereafter referred to as “the term of this Agreement” or “the term hereof.”

3. Capacity and Performance.

(a) During the term hereof, the Executive shall serve as the Chairman and Chief Executive Officer of the Company and Holdings, reporting to the Boards of Directors of Holdings and the Company (the “Board”). At all times during the term hereof, the Executive shall be the Chairman of the Board and a member of the Executive Committee of the Board. In addition, and without further compensation, the Executive shall serve as a director and/or officer of one or more of the Company’s Affiliates, if so elected or appointed from time to time All executives of the Company shall report to the Executive.

(b) During the term hereof, the Executive shall be employed by the Company on a full-time basis and shall perform the duties consistent with his position for the Company and its Affiliates, when and as requested by the Board.

(c) During the term hereof, the Executive shall devote substantially all of his business time and efforts, business judgment, skill and knowledge to the performance of his duties hereunder, provided, however, that the Executive may devote reasonable amounts of time to serving as (i) as a director or a member of any industry, trade, professional, governmental, religious, educational or charitable organization; (ii) in any academic position; or (iii) in such activities and positions as may be expressly approved by the Board of Directors of Holdings; so long as, in each case, the services do not interfere with the performance of Executive’s services hereunder.

4. Compensation and Benefits. As compensation for all services performed by the Executive during the term hereof, the Executive shall receive the following:

(a) Base Salary. During the term hereof, the Company shall pay the Executive a base salary at the rate of Seven Hundred And Fifty Thousand Dollars ($750,000) per annum, payable in accordance with the Company’s payroll practices for its executives and subject to increase (but not decrease) from time to time by the Board, in its sole discretion. Such base salary, as from time to time increased, is hereafter referred to as the “Base Salary”.

(b) Special Signing Date Compensation.

(i) Restricted Stock Award and Special Bonus Agreement. Holdings previously made a grant of restricted stock to the Executive under Holding’s 2006 Executive Incentive Plan (the “Plan”). Except as otherwise provided herein, the terms and conditions of such restricted stock grant continue to be subject to the terms of the Plan and the Restricted Stock Award and Special Bonus Agreement (the “Restricted Stock Award”) executed by the Executive contemporaneous with such grant.

(ii) CEO Signing Bonus and Co-invest. At the Closing, the Company paid the Executive a bonus of Five Million Dollars ($5,000,000) (the “Signing Bonus”). At Closing, the Executive used a portion of such Signing Bonus to purchase 510,878.33 shares of Class A Common Stock of Holdings, at a price of $1.00 per share of Class A Common Stock, and 64,671.63 shares of Class L Common Stock of Holdings, at a price of $38.49 per share of Class L Common Stock, (collectively, the “Purchased Restricted Stock”) on the terms and conditions set forth on Exhibit B to the March 2006 Employment Agreement. All of the Purchased Restricted Stock shares are currently vested.

(c) Incentive and Bonus Compensation.

(i) During the term hereof and beginning with the first full fiscal year after March 1, 2006, Executive shall be entitled to receive a bonus based on the achievement of a targets based on the Company’s earnings before interest, taxes, depreciation, and amortization (“EBITDA”) for such year, as determined by the Company’s independent accountants. If the targeted EBITDA is achieved, the Executive will receive a bonus equal to his Base Salary. If the targeted EBITDA is exceeded by 5%, but less than 10%, the Executive will receive a bonus of One Hundred Fifty Percent (150%) of his Base Salary. If the targeted EBITDA is exceeded by 10% or more, the Executive will receive a bonus of Two Hundred Percent (200%) of his Base Salary. For purposes of this section, the fiscal year shall mean the current fiscal year, even if the Company changes its fiscal year during the term hereof.

(ii) Any bonus due hereunder shall be payable not later than two and one half months following the end of the fiscal year for which the bonus was earned.

(d) Business Expenses. The Company shall pay or reimburse the Executive for all reasonable business expenses incurred or paid by the Executive in the performance of his duties hereunder, upon submission of documentation in accordance with the Company’s then regular procedures for substantiation of expenses.

(e) Life Insurance. The Company has arranged for the purchase of a whole life insurance for the Executive with a face amount of Five Million Dollars ($5,000,000) and shall continue to pay the premiums for such coverage up to an annual cost of Fifty Thousand Dollars ($50,000) per year. The Executive shall be the owner of this policy.

(f) Costs related to Employment Agreement and Management Interest. The Company will reimburse the Executive for all fees and expenses he incurs in negotiating this Agreement, the Executive’s ownership interest in the Company, and all other employment or employment-related agreements, subject to receipt of reasonable substantiation and documentation of such fees and expenses by the Company.

(g) Vacations. During the term hereof, the Executive shall be entitled to six (6) weeks vacation per year, to be taken at such times and intervals as shall be determined by the Executive.

(h) Other Benefits. During the term hereof, the Executive shall be entitled to participate in any and all Employee Benefit Plans from time to time in effect for employees of the Company generally, and in all fringe benefits and perquisite programs or arrangements generally available to senior executives of the Company but without duplication of any benefit or class of benefits provided for separately under this Agreement (e.g., car allowance, pension, expense reimbursement, etc.). Such participation shall be subject to the terms of the applicable plan documents and generally applicable Company policies. Except as expressly provided in this Agreement, the Company may alter, modify, add to or delete its Employee Benefit Plans at any time as it, in its sole judgment, determines to be appropriate, without recourse by the Executive.

For purposes of this Agreement, “Employee Benefit Plan” shall have the meaning ascribed to such term in Section 3(3) of ERISA, as amended from time to time.

(i) Transportation. During the term hereof; the Executive shall continue to have use of a car and driver and private plane in accordance with current Company policy, which may be amended from time to time with Executive’s prior approval. In addition, during the term hereof, the Company will pay the Executive an automobile allowance of Twenty Thousand Dollars ($20,000) per year.

(j) Retirement Benefit Equivalent. With respect to each year of the term hereof, the Company shall pay Executive an amount in cash equal to Twenty Five Percent (25%) of the Executive’s Base Salary, payable semi-monthly during the term hereof; in lieu of making an equivalent contribution to a tax-qualified or other retirement plan. Any amounts payable under this Section 4(j) shall in no event be considered Base Salary or bonus for purposes of the other provisions of this Agreement.

(k) Any reimbursements or in-kind benefits provided under (d), (I) or (i) of this Section 4, or otherwise provided under this Agreement, that would constitute nonqualified deferred compensation subject to Section 409A shall be subject to the following additional rules: (i) no reimbursement of any such expense shall affect the Executive’s right to reimbursement of any other such expense in any other taxable year; (ii) reimbursement of the expense shall be made not later than the end of the Executive’s taxable year following the taxable year in which the expense was incurred; and (iii) the right to reimbursement shall not be subject to liquidation or exchange for any other benefit.

5. Termination of Employment and Severance Benefits. Notwithstanding the provisions of Section 2 hereof; the Executive’s employment hereunder shall terminate prior to the expiration of the term hereof under the following circumstances:

(a) Death. Upon the Executive’s death during the term hereof the Executive’s employment hereunder shall immediately and automatically terminate and, within thirty (30) days of the date of death, the Company shall pay to the Executive’s designated beneficiary or, if no beneficiary has been designated by the Executive in writing, to his estate, a lump sum cash payment of (i) any Base Salary earned but not paid during the final payroll period of the Executive’s employment through the date of termination, (ii) any vacation accrued but not used through the date of termination, (iii) any bonus earned for the fiscal year preceding that in which termination occurs, but unpaid on the date of termination, and (iv) any business expenses reasonably incurred by the Executive but un-reimbursed on the date of termination, provided that such expenses and required substantiation and documentation are submitted within a reasonable period following the Executive’s termination (all of the foregoing, “Final Compensation”). In addition, (i) the Purchased Restricted Stock and all Tranche I shares held by the Executive under the Company’s Restricted Stock Plan shall immediately vest, (ii) the Tranche 2 Shares shall remain eligible to vest (subject to meeting the vesting targets described in the Executive’s Restricted Stock Agreement) until the end of the Company’s then current fiscal year, at which time any unvested Tranche 2 Shares shall be automatically forfeited, (iii) the Tranche 3 Shares shall continue to become eligible to vest and shall remain eligible to vest (subject to meeting the Investor IRR hurdles described in the Executive’s Restricted Stock Agreement) until the end of the Company’s then current fiscal year, at which time any unvested Tranche 3 Shares shall be automatically forfeited, and (iv) the Executive or his estate or beneficiary shall have the put rights described in Section 11 with respect to all Vested Shares. In the event of termination of employment due to death, upon satisfaction of the applicable terms of this Agreement (but subject to the Company also complying with terms of the Stockholders Agreement dated March 1, 2006 as amended from time to time, among Holdings, the Company, the Executive, other stockholders of Holdings and certain other parties (the “Stockholders Agreement”), the Registration Rights and Coordination Agreement dated March 1, 2006 as amended from time to time, among Holdings, the Company, the Executive, other stockholders of Holdings and certain other parties and any restricted stock agreement entered into with the Executive on or after March 1, 2006), the Company will have no further obligations to the Executive or his estate.

(b) Disability.

(i) The Company may terminate the Executive’s employment hereunder, upon at least ten (10) days’ prior notice to the Executive, in the event that the Executive becomes disabled during his employment hereunder through any illness, injury, accident or condition of either a physical or psychological nature and, as a result, is unable to perform substantially all of his duties and responsibilities hereunder, notwithstanding the provision of any reasonable accommodation, for one hundred and eighty (180) consecutive days during any period of three hundred and sixty-five (365) consecutive calendar days. In the event of such termination, the Company shall provide the Executive with a lump sum cash payment of Final Compensation upon such termination. In addition, (i) the Purchased Restricted Stock and all Tranche 1 shares held by the Executive under the Company’s Restricted Stock Plan shall immediately vest, (ii) the Tranche 2 Shares shall remain eligible to vest (subject to meeting the vesting targets described in the Executive’s Restricted Stock Agreement) until the end of the Company’s then current fiscal year, at which time any unvested Tranche 2 Shares shall be automatically forfeited, (iii) the Tranche 3 Shares shall continue to become eligible to vest and shall remain eligible to vest (subject to meeting the Investor IRR hurdles described in the Executive’s Restricted Stock Agreement) until the end of the Company’s then current fiscal year, at which time any unvested Tranche 3 Shares shall be automatically forfeited, and (iv) the Executive or his estate or beneficiary shall have the put rights described in Section 11 with respect to all Vested Shares, The Executive or his representative will execute and not revoke a separation agreement in a form mutually satisfactory to the Company and the Executive or his representative, which shall include a general release of claims, in exchange for and as a condition to the accelerated vesting and the ability to exercise such put rights.

(ii) Any payments made to the Executive under the Company’s long-term disability income plan shall reduce the Base Salary otherwise payable for the period covered by such disability payment, provided that the Executive shall continue to participate in all Employee Benefit Plans until the termination of his employment.

(iii) If any question shall arise as to whether during any period the Executive is disabled the Executive may, and at the request of the Company shall, submit to a medical examination by a physician mutually selected by the Board and the Executive and a written determination by such physician shall for the purposes of this Agreement be conclusive of the issue. If the Board and the Executive cannot agree on a physician, the Board may select a physician who is a chairman of a department of medicine at a hospital in Boston, Massachusetts. If such question shall arise and the Executive shall fail to submit to such medical examination, the Company’s determination of the issue shall be binding on the Executive.

(c) By the Company for Cause. The Company may terminate the Executive’s employment hereunder for Cause at any time upon thirty (30) days’ prior written notice to the Executive setting forth in reasonable detail the nature of such Cause, including any act or failure to act that is the basis for the decision to terminate. The following, as determined by the Board in its reasonable judgment, shall constitute “Cause” for termination:

(i) The Executive’s conviction of (or pleading nolo contendere to) a crime of moral turpitude, breach of trust or unethical business conduct, or any crime involving the Company, in each case that constitutes a felony;

(ii) The Executive’s continuing willful and material breach of any of Sections 8, 9, or 10 of this Agreement; or

(iii) The Executive’s engagement in the performance of his duties hereunder, or otherwise to the material and demonstrable detriment of the Company, in willful gross misconduct, fraud, misappropriation or embezzlement.

Within thirty (30) days of the aforesaid notice from the Company and prior to any such termination pursuant to clauses (ii) or (iii) above, the Executive shall be given an opportunity to make a presentation to the Board (accompanied by counsel or other representative if so desired) at a meeting of the Board. Following such meeting, the Board shall determine whether to terminate the Executive and shall notify the Executive of its determination. Upon the termination of the Executive’s employment hereunder for Cause, the Company shall have no further obligation to the Executive, other than to pay Final Compensation immediately upon such termination, and there shall be no acceleration of or further vesting of the Executive’s unvested shares, and the Executive shall not have any put rights under Section 11 or otherwise.

For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that his action or omission is in the best interests of the Company. Any act or failure to act that is based upon authority given by a resolution duly adopted by the Board or based upon the advice of counsel for the Company, shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.

(d) By the Company Other than for Cause. The Company may terminate the Executive’s employment hereunder other than for Cause at any time upon sixty (60) days’ prior written notice to the Executive. In the event of such termination, in addition to Final Compensation, which shall be payable immediately upon termination, the Company shall make a lump sum cash payment sixty (60) days following such termination to the Executive equal to three (3) times the average annual base salary and regular performance-based cash bonus (i.e., including only bonus payment amounts under Section 4(c); and specifically excluding any stay pay, retention, transaction or other special bonuses) paid or payable to the Executive during the three years preceding the date of such termination (including salary and such regular bonus paid under the STI for periods prior to March 1, 2006 if termination occurs before March 1, 2009). In addition:

(i) for the three years following the date of termination, the Executive shall continue to participate in the Employee Benefit Plans, at the Company’s expense, provided that, if the Executive is unable to participate in any such plan by its terms, the Company shall pay the Executive the amount needed to provide such coverage or its equivalent under an alternative arrangement of the Executive’s choice; provided, however, that any reimbursements or in-kind benefits provided under this Section 5(d)(i) that would constitute nonqualified deferred compensation subject to Section 409A shall be subject to the rules described in Section 4(k) above;

(ii) the Company shall pay the Executive a lump sum cash payment between January 1 and March 15 of the year following the year of termination in an amount equal to the excess, if any, of (a) a pro rata share of any bonus due under Section 4(c) based on actual performance for the fiscal year in which the termination occurs (determined by pro-rating the bonus for the fiscal year in which the termination occurs through the date of termination) over (b) the amount otherwise payable under Section 6 below;

(iii) the treatment of Tranche 1, Tranche 2 and Tranche 3 Shares held by the Executive shall be governed by the terms of the Company’s Restricted Stock Plan and Executive’s Restricted Stock Agreement thereunder, except that to the extent the following terms are more favorable to the Executive, the following terms shall apply in the case of termination under this Section 5(d) or Section 5(e) below:

(1) Executive will be fully vested in (x) the Purchased Restricted Stock and (y) all Tranche 1 Shares;

(2) all Tranche 3 Shares shall become eligible to vest (subject to meeting the Investor IRR hurdles described in such agreement) and shall remain eligible to vest until the later of (x) the second anniversary of the Executive’s termination and (y) March 1, 2011, at which time any unvested Tranche 3 Shares shall be automatically forfeited;

(3) the Executive may elect within 30 days of such termination with respect to the unvested Tranche 2 Shares to either (x) vest a sufficient number of Tranche 2 Shares such that the total number of vested Tranche 2 Shares (including any previously vested Tranche 2 Shares) is equal to the average of the EBITDA Vesting Percentages actually determined for any previous year(s) in the Performance Period multiplied by the total number of Tranche 2 Shares, following which no further Tranche 2 Shares shall vest or (y) not accelerate any portion of the Tranche 2 Shares but (notwithstanding anything to the contrary in the Restricted Stock Award) continue to hold the Tranche 2 Shares subject to the vesting and forfeiture requirements through November 30, 2010; and

(4) the Executive shall have the put rights described in Section 11 with respect to all Vested Shares.

Upon the payment of such benefits, the Company shall have no further obligation to the Executive. Any benefits payable hereunder will be reduced by any benefits payable to the Executive under any separate severance agreement as a result of the Executive’s termination. Any obligation of the Company to the Executive hereunder is conditioned, however, upon the Executive signing (and not revoking) and returning to the Company a separation agreement, which shall include a timely and effective release of claims, in the form mutually satisfactory to the Company and the Executive. The payments and benefits under this Section 5(d), excluding the payment of Final Compensation, shall be conditioned upon and subject to the Executive’s entering into a separation agreement with the Company that has been in effect for at least fourteen (14) days prior to the date of such payment or provision of benefits.

(e) By the Executive’s Resignation for Good Reason. The Executive may terminate his employment hereunder for Good Reason, upon written notice to the Company setting forth in reasonable detail the nature of such Good Reason. The following shall constitute Good Reason for termination by the Executive:

(i) The Executive is assigned duties that are inconsistent in any material respect with the scope of his responsibilities, duties, authority, titles, position or status; provided, however, that the Company’s failure to continue the Executive’s appointment or election as a director or officer of any of its Affiliates, shall not constitute “Good Reason”; or

(ii) the Executive’s duties or responsibilities are significantly reduced; or

(iii) The Company’s headquarters are relocated, without the Executive’s consent, to a location that is more than fifty (50) miles from its current location; or

(iv) the Company fails to perform substantially any material term of this Agreement or the Restricted Stock Plan; or

(v) the Company fails to obtain the full assumption of this Agreement by a successor entity; or

(vi) the Executive is not elected to the Board or is not reelected thereto or is forced to resign therefrom for any reason not constituting Cause.

A termination shall qualify as a termination for Good Reason only if (1) the Executive gives the Company notice, within ninety (90) days of its first existence or occurrence (without the consent of the Executive), of any or any combination of the eligibility conditions specified above; (2) the Company fails to cure the eligibility condition(s) within thirty (30) days of receiving such notice; and (3) the Executive terminates employment not later than 90 days following the end of such thirty-day period. In the event of termination in accordance with this Section 5(e) and in addition to Final Compensation, which shall be paid not later than the next regular Company payday following the effective date of termination, the Executive will be entitled to the same pay, incentive compensation, benefits, vesting acceleration and put rights that he would have been entitled to receive had the Executive been terminated by the Company other than for Cause in accordance with Section 5(d) above, payable as provided in Section 5(d); provided that the Executive satisfies all conditions to such entitlement as set forth in Section 5(d). A termination of employment for Good Reason under this Section 5(e) is intended to satisfy the meaning of “involuntary separation from service” (as defined in Section 1.409A-1(n) of the Treasury Regulations).

(f) By the Executive Other than for Good Reason. The Executive may terminate his employment hereunder at any time upon sixty (60) days’ notice to the Company. In the event of termination of the Executive pursuant to this Section 5(f), the Board may elect to waive the period of notice, or any portion thereof. The Company shall have no further obligation to the Executive, other than for any Final Compensation due to him, which shall be paid not later than the next regular Company payday following the effective date of termination, and there shall be no acceleration of or further vesting of the Executive’s unvested shares, and the Executive shall not have any put rights under Section 11 or otherwise.

(g) Following a Change of Control.

If the Company terminates the Executive’s employment other than for Cause or the Executive terminates his employment for Good Reason in either case following a Change of Control, the Executive will be entitled to the same pay, incentive compensation, benefits, vesting acceleration and put rights that he would have been entitled to receive had he been terminated by the Company other than for Cause in accordance with Section 5(d) above; payable as provided in Section 5(d); provided that the Executive satisfies all conditions to such entitlement as set forth in Section 5(d), including without limitation the signing and not revoking of a separation agreement.

(i) In addition, notwithstanding anything to the contrary in this Agreement if (i) a termination pursuant to this Section 5(g) occurs and (ii) it shall be determined that any payment or distribution (actual or deemed) by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise or resulting from the accelerated vesting of any restricted stock (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. If the Excise Tax is subsequently determined by the Internal Revenue Service to be less than the amount taken into account hereunder at the time of termination of the Executive’s employment, the Executive shall repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income tax imposed on the Gross-Up Payment being repaid by the Executive to the extent that such repayment results in a reduction in Excise Tax and/or a federal, state or local income tax deduction) plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. The Company shall fully reimburse the Executive for any reasonable out-of-pocket costs or fees incurred in connection with the filing of any such refund or other claim. If the Excise Tax is determined to exceed the amount taken into account hereunder at the time of the termination of the Executive’s employment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest, penalties or additions payable by the Executive with respect to such excess) at the time that the amount of such excess is finally determined. The Executive and the Company shall cooperate and shall use all reasonable efforts to reduce or eliminate the Excise Tax. The Executive and the Company shall also cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Payments. All determinations required to be made under this Section 5(g), including whether a Gross-Up Payment is required and the amount of such Gross Up Payment, shall be made by the Company’s independent accountants, who shall provide detailed supporting calculations to the Company and the Executive promptly after receipt of a notice that there has been a Payment. Any Gross-Up Payment pursuant to this Section 5(g) shall be paid no later than the end of the calendar year next following the calendar year in which the Executive remits the Excise Tax in question, and any reimbursement of expenses of the Executive for filing of any related refund or claim shall be paid no later than the end of the calendar year next following the calendar year in which the Excise Tax in question is remitted or, where no taxes are remitted, by the end of the calendar year next following the calendar year in which the audit is completed or there is a final settlement or other resolution of the claim.

(h) Timing of Payments. In the event that, at the time the Executive’s employment with the Company terminates, the Company is publicly traded (as defined in Section 409A), any amounts payable under this Section 5 that constitute deferred compensation subject to Section 409A, as determined by the Company, shall be paid on the later of: (i) the time otherwise provided in this Section 5 and (ii) the date that is six (6) months following the date of the Executive’s separation from service with the Company.

6. Separation from Service Payment. Upon the Executive’s separation from service, including by reason of death, disability, termination by the Company for any reason, and termination by the Executive for any reason, the Company will pay to the Executive a lump sum cash payment within ninety (90) days of separation from service in an amount equal to a pro-rata portion (based on the number of days preceding the Executives termination in the fiscal year of termination) of the bonus that otherwise would have been paid in the fiscal year of the Executive’s termination, assuming that targeted EBITDA had been met. For purposes of this Section, references td separation from service means a “separation from service” (as defined at Section 1.409A-1(h) of the Treasury Regulations) from the Company and from all other corporations and trades or businesses, if any, that would be treated as a single “service recipient” within the Company under Section 1.409A-1(h)(3) of the Treasury Regulations.

7. Services Following Change In Control. If after a Change in Control that occurs after the date hereof, the Executive elects to retire, provided that he remains with the Company for six months after the date of such Change in Control (the “Transition Period”), the Executive will be entitled to receive Final Compensation, which shall be paid not later than the next regular Company payday following the effective date of termination, and the same pay, incentive compensation, benefits, vesting acceleration and put rights that he would have been entitled to receive had the Executive been terminated by the Company other than for Cause in accordance with Section 5(d) above, payable no later than March 15 of the year following the year in which the Transition Period ends; provided, however, that the Executive (a) provides the Board with written notice of his election to retire within sixty (60) days following the end of the Transition Period, (b) actually terminates employment within such sixty (60) day period following the end of the Transition period, and (c) satisfies all conditions to such entitlement as set forth in Section 5(c1).

8. Confidential Information.

(a) The Executive acknowledges that the Company and its Affiliates continually develop Confidential Information, that the Executive may develop Confidential Information for the Company or its Affiliates and that the Executive may learn of Confidential Information during the course of employment. The Executive will comply with the policies and procedures of the Company and its Affiliates for protecting Confidential Information and shall not disclose to any Person or use, other than as required by applicable law or for the proper performance of his duties and responsibilities to the Company and its Affiliates, any Confidential Information obtained by the Executive incident to his employment or other association with the Company or any of its Affiliates, provided that the Executive may divulge any Confidential Information that may be required by law and may disclose such information to his personal advisors for purposes of enforcing or interpreting this Agreement. The Executive understands that this restriction shall continue to apply after his employment terminates, regardless of the reason for such termination. The confidentiality obligation under this Section 8 shall not apply to information which is generally known or readily available to the public at the time of disclosure or becomes generally known through no wrongful act on the part of the Executive or any other Person having an obligation of confidentiality to the Company or any of its Affiliates. Following termination of employment, the Executive shall not communicate or divulge any Confidential Information without the Company’s prior written consent or as may otherwise be required by law or legal process.

(b) All documents, records, tapes and other media of every kind and description relating to the business of the Company or its Affiliates and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by the Executive, shall be the sole and exclusive property of the Company and its Affiliates. The Executive shall surrender to the Company at the time his employment terminates all material Documents containing Confidential Information then in the Executive’s possession, such as strategic business plans and other material Documents.

(c) The Executive will not disclose to or use on behalf of the Company any proprietary information of a third party without such party’s consent.

9. Assignment of Rights to Intellectual Property. The Executive shall promptly and fully disclose all Intellectual Property to the Company. The Executive hereby assigns and agrees to assign to the Company (or as otherwise directed by the Company) the Executive’s full right, title and interest in and to all Intellectual Property developed during the term of his employment with the Company. Subject to the foregoing, the Executive agrees to execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and to do such other acts requested by the Company to assign the Intellectual Property so developed to the Company and to permit the Company to enforce any patents, copyrights or other proprietary rights to the Intellectual Property.

10. Restricted Activities. The Executive agrees that some restrictions on his activities during and after his employment are necessary to protect the goodwill, Confidential Information and other legitimate interests of the Company and its Affiliates:

(a) While the Executive is employed by the Company and for two (2) years after his employment terminates, the Executive shall not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, compete with the Company or any of its Affiliates or undertake any planning for any business competitive with the Company or any of its Affiliates. Specifically, but without limiting the foregoing, the Executive agrees not to engage in any manner in any activity that is directly or indirectly competitive with the business of the Company or any of its Affiliates as conducted during the Executive’s employment and further agrees not to work or provide services, in any capacity, whether as an employee, independent contractor or otherwise, whether with or without compensation, to any Person who is engaged in any business that is competitive with the business of the Company or any of its Affiliates for which the Executive has provided services during his employment. Restricted activity includes without limitation accepting employment with any Person who is, or at any time within one year prior to termination of the Executive’s employment has been, a franchisee of the Company or any of its Affiliates. For the purposes of this Section 10, the business of the Company and its Affiliates shall include all Products and the Executive’s undertaking shall encompass all items, products and services that may be used in substitution for Products. The foregoing, however, shall not prevent the Executive’s passive ownership of two percent (2%) or less of the equity securities of any publicly traded company.

(b) The Executive agrees that, during his employment and during the two (2) year period immediately following termination of his employment, the Executive will not directly or indirectly (a) solicit or encourage any franchisee of the Company or any of its Affiliates to terminate or diminish its relationship with them; or (b) seek to persuade any such franchisee or prospective franchisee of the Company or any of its Affiliates to conduct with anyone else any business or activity which such franchisee or prospective franchisee conducts with the Company or any of its Affiliates; provided that these restrictions shall apply (y) only with respect to those Persons who are or have been a franchisee of the Company or any of its Affiliates at any time within the immediately preceding one year or whose business has been solicited on behalf of the Company or any of the Affiliates by any of their officers, employees or agents (and of which the Executive has actual knowledge) within said one year period, other than by form letter, blanket mailing or published advertisement, and (z) only if the Executive has performed work for such Person during his employment with the Company or one of its Affiliates or been introduced to, such Person as a result of his employment or other associations with the Company or one of its Affiliates.

(c) The Executive agrees that during his employment and for the two (2) year period immediately following termination of his employment, the Executive will not, and will not assist any other Person to, (a) hire or solicit for hiring any employee of the Company or any of its Affiliates as of the date of such solicitation or was employed by the Company or any of its Affiliates during the six (6) months prior to the Executive’s termination of employment, or seek to persuade any employee of the Company or any of its Affiliates to discontinue employment, or (b) solicit or encourage any independent contractor providing services to the Company or any of its Affiliates to terminate or diminish its relationship with them. For the purposes of this Agreement, an “employee” of the Company or any of its Affiliates is any person who was such at any time within the preceding year. For purposes hereof, general solicitations not directed at a particular person or advertising in media directed at the general public shall not provide the basis for a claim by the Company that the Executive violated this Section.

11. Executive Put Option Upon Termination. Upon any termination of the Executive’s employment pursuant to Section 5(a) (Death), Section 5(b) (Disability), Section 5(d) (by Company Other than for Cause) or Section 5(e) (Good Reason), the Executive shall have the right to require Holdings to purchase, as provided below, all or any portion of the Vested Shares held by the Executive on the following terms (the “Put Option”):

(a) Exercise; Notice. Subject to compliance with the terms of Section 5, the Executive, his representative or his estate may exercise the Put Option (i) with respect to all or any portion of the Vested Shares on the date of termination by delivery of written notice thereof (the “Put Notice”) to Holdings at any time within sixty (60) days commencing on the date of his death or other termination of employment and (ii) with respect to all or any portion of the restricted shares that become Vested Shares following the date of termination by delivery of a Put Notice to Holdings at any time within sixty (60) days from the date on which the Company notifies the Executive in writing that such shares have become Vested Shares.

(b) Determination Date; Closing. Holdings shall purchase all of the Vested Shares that are the subject of a Put Notice on the 181st day after the effectiveness of the applicable termination of employment, or, with respect to a Put Notice delivered pursuant to Section 11(a)(ii) on the 181st day after the shares subject to such Put Notice become Vested Shares. Subject to subsection (c) below, Holdings shall purchase all shares that are subject to a Put Notice in a cash lump sum equal to the Fair Market Value of such shares as of the date that they are repurchased by Holdings.

(c) Distributions and Cash Payments. To the extent that (i) (a) any payment of cash required under the terms of this Section 11 or any payment of principal or interest on a promissory note issued under this Section 11, or (b) a distribution to Holdings from any of its subsidiaries in an amount equal to the amount of cash required to be paid under the terms of this Section 11 or the amount of any payment of principal or interest on a promissory note issued under this Section 11 would, in any event, constitute, result in, or give rise to a breach or violation of, or any default or right or cause of action under any agreement of Holdings or any of its subsidiaries in respect of indebtedness for borrowed money (it being understood that Holdings and its subsidiaries will use any basket reserved for the repurchase of equity of Holdings or its subsidiaries, but shall not be required to use any basket reserved for general corporate purposes), or (ii) the Board in good faith determines that the authorization of any such payment or distribution would constitute a violation of law, then Holdings will instead issue a promissory note in the principal amount of such cash payment and in the case of a cash payment in respect of a promissory note issued under this Section 11, notwithstanding any of the provisions of such note, such payment will not become due and payable. Interest will accrue on the principal of any such promissory note at a rate equal to 8% per annum and the principal of such note, together with the interest thereon, will become due and payable from time to time to the extent consistent with clauses (i) and (ii) above, provided that the Company will use its best efforts to cure any impediment to the payment of this amount. Any promissory note issued under this Section 11 may be prepaid in whole or in part at any time and from time to time without premium or penalty. Notwithstanding the foregoing, the Company agrees that to the extent it has funds available to honor a put in part without causing a default or right or cause of action under any agreement of Holdings or any of its subsidiaries in respect of indebtedness for borrowed money or violation of any such agreement or applicable law, it shall use such funds to the maximum extent possible to purchase Vested Shares that were not subject to a risk of forfeiture when they were acquired.

(d) Closing. The closing of any purchase and sale of Vested Shares pursuant to the exercise of any right granted pursuant to this Section 11 shall take place at the principal office of the Company, or at such other time and location as the parties to such purchase may mutually determine. The Company will be entitled to receive, as a condition to closing, reasonable representations regarding ownership of shares, power and authority to transfer, and transfer of shares free and clear of liens, pledges, security interests or other adverse claims.

(e) Priority Over Company Call Right. In the event that the Company or the Investors exercise their rights to purchase the Executive’s shares pursuant to Section 7 of the Stockholders Agreement, and the Put Option is otherwise exercisable, the Executive shall have 10 business days in which to exercise the Put Option and if so exercised the term of the Put Option will supersede the terms of such call rights.

12. Enforcement of Covenants. The Executive acknowledges that he has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed upon him pursuant to Sections 8, 9, and 10 hereof. The Executive agrees without reservation that each of the restraints contained herein is necessary for the reasonable and proper protection of the goodwill, Confidential Information and other legitimate interests of the Company and its Affiliates; that each and every one of those restraints is reasonable in respect to subject matter, length of time and geographic area; and that these restraints, individually or in the aggregate, will not prevent him from obtaining other suitable employment during the period in which the Executive is bound by these restraints. The Executive further acknowledges that, were he to breach any of the covenants contained in Sections 8, 9, or 10 hereof, the damage to the Company would be irreparable. The Executive therefore agrees that the Company, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by the Executive of any of said covenants, without having to post bond, as well as to its reasonable attorneys’ fees and costs incurred in connection with such breach. The parties further agree that, in the event that any provision of Section 8, 9, or 10 hereof shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

13. Definitions. Words or phrases which are initially capitalized or are within quotation marks shall have the meanings provided in this Section and as provided elsewhere herein. For purposes of this Agreement, the following definitions apply:

(a) “Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by either management authority, contract or equity interest.

(b) “Change of Control” has the meaning assigned thereto in that certain Stockholders Agreement, dated March 1, 2006, among Holdings, the Company, the Executive, other stockholders of Holdings and certain other parties.

(c) “Confidential Information” means any and all information of the Company and its Affiliates that is not generally known by others with whom they compete or do business, and any and all information, publicly known in whole or in part or not, which, if disclosed by the Company or its Affiliates would assist in competition against them. Confidential Information includes without limitation such information relating to (i) the development, research, testing, manufacturing, marketing and financial activities of the Company and its Affiliates, (ii) the Products, (iii) the costs, sources of supply, financial performance and strategic plans of the Company and its Affiliates and (iv) the identity and special needs of the customers or franchisees of the Company and its Affiliates. Confidential Information also includes any information that the Company or any of its Affiliates have received, or may receive hereafter, belonging to franchisees or others with any understanding, express or implied, that the information would not be disclosed.

(d) “EBITDA Vesting Percentage” has the meaning assigned thereto in the Restricted Stock Award and Special Bonus Agreement.

(e) “Fair Market Value” means, as of any date, as to any Vested Share, the Board’s good faith determination of the fair value of such Vested Share, provided, however, that if the Executive notifies the Company that he disagrees with such valuation, the issue shall be submitted to an appraisal firm mutually acceptable to the Company and the Executive, whose determination shall be final and binding on all parties. It is agreed that the Company and the Executive shall share equally the cost or other expenses of any such appraisal.

(f) “Intellectual Property” means inventions, discoveries, developments, methods, processes, compositions, works, concepts and ideas that are patentable or copyrightable or constitute trade secrets conceived, made, created or developed by the Executive (whether alone or with others, whether or not during normal business hours or on or off Company premises) during the Executive’s employment that relate to either the Products or any prospective activity of the Company or any of its Affiliates or that make use of Confidential Information or any of the equipment or facilities of the Company or any of its Affiliates.

(g) “Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust and any other entity or organization, other than the Company or any of its Affiliates.

(h) “Products” mean all products researched, developed, manufactured, sold, licensed, leased or otherwise distributed or put into use by the Company or any of its Affiliates, together with all services provided by the Company or any of its Affiliates, during the Executive’s employment.

(i) “Tranche 2 Shares” has the meaning assigned thereto in the Restricted Stock Award and Special Bonus Agreement.

(j) “Tranche 3 Shares” has the meaning assigned thereto in the Restricted Stock Award and Special Bonus Agreement.

(k) “Vested Shares” means all shares of Class A Common Stock and Class L Common Stock that are held by the Executive and that (i) were not subject to vesting requirements or a risk of forfeiture at the time they were acquired or (ii) have become vested and are no longer subject to a risk of forfeiture.

14. Withholding. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

15. Assignment. Neither the Company nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without the consent of the Executive in the event that the Executive is transferred to a position with any of the Affiliates or in the event that the Company shall hereafter affect a reorganization, consolidate with, or merge into, any Person or transfer all or substantially all of its properties or assets to any Person. This Agreement shall inure to the benefit of and be binding upon the Company and the Executive, their respective successors, executors, administrators, heirs and permitted assigns.

16. Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

17. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

18. Notices. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person, consigned to a reputable national courier service or deposited in the United States mail, postage prepaid, registered or certified, and addressed to the Executive at his last known address on the books of the Company or, in the case of the Company, at its principal place of business, attention of the Chair of the Board, or to such other address as either party may specify by notice to the other actually received.

19. Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior communications, agreements and understandings, written or oral, with respect to the terms and conditions of the Executive’s employment, other than the Executive’s obligations in respect of confidentiality, preservation of the Company’s intellectual property and non-competition under Sections 7, 8 and 9 of the March 2006 Employment Agreement and Sections 8, 9 and 10 of his Previous Employment Agreement.

20. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by an expressly authorized representative of the Company. The parties acknowledge that certain provisions of this Agreement may be required to be amended, following the issuance of additional guidance by the Internal Revenue Service with respect to Section 409A, to avoid the possible imposition of additional tax under Section 409A with respect to certain payments and benefits under this Agreement. The Company agrees that it will not unreasonably withhold its consent to any such amendments which in its determination are (i) feasible and necessary to avoid adverse tax treatment under Section 409A for the Executive, and (ii) not adverse to the interests of the Company.

21. Notwithstanding any other provision hereunder, this Agreement and all compensation payments hereunder are intended to comply with the requirements of Section 409A, including transition relief and exemptive provisions thereunder, and shall be construed and administered accordingly.

22. Headings. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.

23. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

24. Governing Law. This is a Massachusetts contract and shall be construed and enforced under and be governed in all respects by the laws of the Commonwealth of Massachusetts, without regard to the conflict of laws principles thereof. The Company and the Executive each irrevocably and unconditionally (i) agree that any suit, action or proceeding commenced by either party against the other will be brought in the state of Massachusetts, (ii) consents to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding, and (iii) waives any objection which either party may have to the laying of venue of any such suit, action or proceeding in any such court. The Company and the Executive each also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers in a manner permitted by the notice provisions of Section 18.

25. Successors. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

26. Indemnification. The Company shall indemnify and hold the Executive harmless, to the full extent permitted under applicable law, for, from and against any and all losses, claims, costs, expenses, damages, liabilities or actions relating to or arising out of the Executive’s employment with or service to the Company prior to or after March 1, 2006, other than as relating to or arising out of the Executive’s willful misconduct or gross negligence, and shall pay and advance all reasonable costs, expenses and attorney’s fees incurred by the Executive in connection with or relating to the defense of any such loss, claim, cost, expense, damage, liability or action. The Company shall cause any director and officer liability insurance applicable to the Executive to remain in effect for six (6) years following his termination of employment for any reason.

27. Dispute Resolution. In the event of any dispute regarding the Executive’s employment, the Company agrees to reimburse all reasonable legal fees and other expenses incurred by the Executive in any such dispute if the Executive prevails as to one or more of the material issues in such dispute.

28. Survival. This Agreement shall survive the expiration of the term hereof and the termination of Executive’s employment under any circumstances to the extent necessary to give effect to its provisions.

29. No Mitigation; No Setoff. In no event shall the Executive be obliged to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned by the Executive as a result of employment by another employer. The Company’s obligation to pay the Executive the amounts provided and to make the arrangements provided for hereunder shall not be subject to set-off, counterclaim or recoupment of amounts owed by the Executive to the Company or its Affiliates.

[Signature page follows immediately.]

IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Company and Holdings, by their duly authorized representative, and by the Executive, as of the date first above written.

JON LUTHER:	DUNKIN’ BRANDS, INC.

/s/ Jon Luthur	By:	/s/ Kate Lavelle

	Title:	CFO

DUNKIN’ BRANDS GROUP HOLDINGS, INC.

	By:	/s/ Kate Lavelle

	Title:	CFO